Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports First Quarter 2021 Results

HARTFORD, Conn. and BOSTON, Mass. (May 10, 2021) – Eversource Energy (NYSE: ES) today reported first quarter 2021 earnings of $366.1 million, or $1.06 per share, compared with earnings of $334.8 million, or $1.01 per share, in the first quarter of 2020. Results for the first quarters of both 2021 and 2020 include after-tax costs associated with Eversource’s October 2020 acquisition of the assets of Columbia Gas of Massachusetts. Those costs were $6.2 million, or $0.02 per share, in 2021 and $3.5 million, or $0.01 per share, in 2020.

Additionally, 2021 results reflect a charge of $30 million, or $0.07 per share after-tax, associated with customer credits and a related assessment that Connecticut utility regulators announced on May 6, 2021 for The Connecticut Light and Power Company (CL&P). The charge relates to CL&P’s performance restoring power following the catastrophic impact of Tropical Storm Isaias in August 2020. Connecticut Public Utilities Regulatory Authority hearings on the announced credits and assessment are expected in June with a final decision scheduled for mid-July.

“Operationally, we recorded a very solid start to 2021, serving our 4.3 million customers safely and reliably with professionalism and passion, despite the challenges from a continued pandemic and increased storm activity. We also continue to make substantial progress in our efforts to be carbon neutral by 2030 and to help our states and communities achieve their very ambitious long-term carbon reduction targets.” said Joe Nolan, Eversource Energy’s president and chief executive officer. “As we move ahead, we remain laser-focused on meeting and exceeding our customers’ high expectations for customer service, addressing the increasing frequency and intensity of damaging storms across our service territory, and resolving any regulatory dockets in a constructive and responsive manner.”

Electric Distribution

Eversource Energy’s electric distribution segment earned $93.2 million in the first quarter of 2021, compared with earnings of $130.1 million in the first quarter of 2020. Lower results were due primarily to the customer credits noted above. Results were also negatively affected by higher storm-related expense, as well as higher depreciation and property tax expense in 2021, partially offset by higher revenues.

Electric Transmission

Eversource Energy’s transmission segment earned $135.4 million in the first quarter of 2021, compared with earnings of $126.8 million in the first quarter of 2020. Higher transmission earnings were primarily due to additional electric transmission system investment.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $147.6 million in the first quarter of 2021, compared with earnings of $85.9 million in the first quarter of 2020. Improved results were due to the addition of Eversource Gas Company of Massachusetts (EGMA), which now holds the natural gas distribution assets acquired from Columbia Gas of Massachusetts. Like its counterpart Eversource natural gas distribution utilities, NSTAR Gas and Yankee Gas, EGMA is expected to earn essentially all of its net income in the heating months of the year.

Water Distribution

Eversource Energy’s water distribution segment earned $3.6 million in the first quarter of 2021, compared with earnings of $2.1 million in the first quarter of 2020. The increase was due primarily to lower interest expense and a lower effective tax rate.

Parent and other companies

Parent and other companies had a net loss of $13.7 million in the first quarter of 2021, compared with a net loss of $10.1 million in the first quarter of 2020. The increased loss was due primarily to higher costs related to the asset acquisition noted above and a higher effective tax rate.

The company today reaffirmed its projected long-term EPS growth rate in the upper half of the range of 5 to 7 percent, using its non-GAAP 2020 earnings of $3.64 per share as a base.

The company said that it now estimates it will earn toward the lower end of its previously announced 2021 recurring EPS guidance of $3.81 to $3.93 per share. That estimate includes the $0.07 per share regulatory charge noted above, but not the 2021 transition costs associated with EGMA.

The following table reconciles consolidated earnings per share for the first quarters of 2021 and 2020:

		First Quarter
2020	Reported EPS	$1.01
	Addition of Eversource Gas of MA in 2021	0.14
	Increased revenues at NSTAR Gas and Yankee Gas in 2021 offset by higher O&M and depreciation and property tax expense	0.03
	Higher level of transmission investment in 2021, offset by dilution	0.01
	Higher electric distribution storm-related expense in 2021	(0.04)
	All other	(0.01)
	Additional transition/acquisition charges in 2021	(0.01)
	Proposed customer credits related to Tropical Storm Isaias	(0.07)
2021	Reported EPS	$1.06

Financial results for the first quarters of 2021 and 2020 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2021	March 31, 2020	Increase/ (Decrease)	2021 EPS[1]
Electric Distribution	$93.2	$130.1	($36.9)	$0.27
Electric Transmission	135.4	126.8	8.6	0.39
Natural Gas Distribution	147.6	85.9	61.7	0.43
Water Distribution	3.6	2.1	1.5	0.01
Parent and Other Companies[1]	(7.5)	(6.6)	(0.9)	(0.02)
Columbia Gas of MA acquisition and transition charges	(6.2)	(3.5)	(2.7)	(0.02)
Reported Earnings	$366.1	$334.8	$31.3	$1.06

Eversource Energy has approximately 343 million common shares outstanding. It operates New England’s largest energy delivery system and serves approximately 4.3 million electric, natural gas and water utility customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on May 10, 2021, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per-share amounts in this presentation are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include a non-GAAP financial measure referencing 2021 and 2020 earnings and EPS excluding certain acquisition and transition costs. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2021 and 2020 results without including these items. Management believes the acquisition and transition costs are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities, acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies, substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures, including the Columbia Gas of Massachusetts asset acquisition; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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